PLAN OF DISTRIBUTION
                            PURSUANT TO RULE 12b-1

                                  WITNESSETH:

WHEREAS, ADVANCE CAPITAL I, INC., a corporation organized under the laws of Maryland (the "Company"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS, the Company is authorized to issue shares of common stock, par value $.001 per share (the "Shares") in separate series, with each series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, effective as of January 29, 2007, the Company offers two classes of shares, designated as Retail shares and Institutional shares in four series designated as the Equity Growth Fund, the Balanced Fund, Retirement Income Fund and the Core Equity Fund (the "Existing Series") and such series, together with all other series established subsequently by the Company, are referred to collectively as the "Series"; and

WHEREAS, the Board of Directors and those Directors who are not interested persons of the Company (as defined in the Investment company Act of 1940 "Act") and who have no direct or indirect financial interest in the operation of the Plan and any agreements relating to it (the "Qualified Directors"), having previously determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under
Section 36(a) and (b) of the Act, that there is reasonable likelihood that the Plan will benefit the Company and its shareholders, approved the Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and any agreements related thereto; and

WHEREAS, the Plan has previously been approved by the vote of at least a majority of the outstanding voting securities of each Existing Series prior to the time that the Company began offering two classes of shares in each Existing Series; and

WHEREAS, the Board of Directors, including those Directors who are not interested persons of the Company, and who have no direct or indirect financial interest in the operation of this Plan, have determined to amend this Plan to make it applicable only with respect to Retail shares of each Existing Series,

NOW, THEREFORE, the Company hereby amends and reaffirms this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

SECTION I. DISTRIBUTION ACTIVITIES

     Subject to the supervision of the Board of Directors, the Company may, directly or indirectly, engage in any activities primarily intended to result in the sale of Retail shares, which activities may include, but are not limited to, the following: (1) payments to securities dealers and others engaged in the sale of Retail shares; (2) payment of compensation to and expenses of personnel (including personnel of organizations with which the Company has entered into agreements pursuant to this Plan) who engage in or support distribution of Retail shares or who render shareholder support services not otherwise provided by the Company's Transfer Agent or Administrator, including, but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the company, processing shareholder transactions and providing such other shareholder services as the Company may reasonably request; (3) formulation and implementation of marketing and promotional activities including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (4) preparation, printing and distribution of sales literature; (5) preparation, printing and distribution of Prospectuses and Statements of Additional Information of the Company and reports for recipients other than existing shareholders of the Company; and (6) obtaining such information, analysis and reports with respect to marketing and promotional activities as the Company may, from time to time, deem advisable. The Company is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Retail shares, either directly or through other persons with which the company has entered into agreements pursuant to this Plan.

SECTION 2.  MAXIMUM EXPENDITURES; CARRY OVER AMOUNTS

     The expenditures to be made by the Company pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Company, but in no event may such expenditures for Retail shares of each Series of the Company exceed 0.25 of 1% of the average daily net assets attributable to Retail shares of such Series on an annual basis. Such payments may be made directly by the Company for distribution activities or to other persons with which the Company has entered into agreements pursuant to this Plan. Notwithstanding anything to the contrary herein, this Plan does not permit payment for expenses incurred in distribution activities which are not paid or reimbursed in any year for any reason to be carried over to be paid or reimbursed in any subsequent year.

SECTION 3.  TERM AND TERMINATION

     (a) Existing Series. This Plan shall become effective on October 26, 2007, with respect to Retail shares of the Existing Series and shall continue in effect with respect to Retail shares of the Existing Series until July 31, 2008, or until approved and extended prior to such date for one additional year by the Board of Directors of the Company.

     (b) Additional Series. As additional Series other than the Existing Series are established, this Plan shall become effective with respect to Retail shares of each such Series upon the initial public offering of such new Series, provided that the Plan has previously been approved for continuation, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Company and (b) the Qualified Directors, cast in person at a meeting held before the initial public offering of Retail shares of such new Series and called for the purpose of voting on such approval.

     (c) Continuation of the Plan. This Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Board of Directors of the Company and (b) the Qualified Directors, cast in person at a meeting held before the initial public offering of Retail shares of such new Series and called for the purpose of voting on this Plan and such related agreements.

     (d) Termination of the Plan. This Plan may be terminated at any time with respect to the Company or the Retail shares of any Series, as the case may be, by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting securities of the Company or that Series, as the case may be. The Plan may remain in effect with respect to Retail shares of a Series even if it has been terminated in accordance with this
Section 3(d) with respect to Retail shares of one or more other Series of the Company.

SECTION 4.  AMENDMENTS

     This Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding Retail shares of each Series with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 3(c) hereof.

SECTION 5.  INDEPENDENT DIRECTORS

     While this Plan is in effect with respect to Retail shares of any Series, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons of the Company.

SECTION 6.  QUARTERLY REPORTS

     The Treasurer of the Company shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts expended for distribution and the purposes for which such expenditures were made.

SECTION 7.  RECORDKEEPING

     The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Company has executed this Plan of Distribution on the date and year set forth below in Southfield, Michigan, to evidence the approval of this Plan on the date set forth below by the Board of Directors of the Company, including those Directors who are not interested persons of the Company.


Date:   October 26, 2007                  ADVANCE CAPITAL I, INC.


                                          By:
                                              ------------------------------
                                              Robert J. Cappelli, President


ATTEST:
        ------------------------------------
        Julie A. Katynski, Vice President